Food Deserts

$11,532,775 Pilot Program

for Pittsburgh Mayor Edward Gainey

with possible funding from Pennsylvania Governor Josh Shapiro

and the Biden Administration.

10/19/2023

Prepared by and Charlie Szoradi
FOMO WORLDWIDE, INC.
Charlie.Szoradi@SmarterGuys.com

Cover Letter

Mayor Gainey,

On behalf of our team at FOMO WORLDWIDE, INC., I am pleased to provide this presentation. We have the experience and the means to provide proven clean-technology that we believe supports some of the key goals of your administration.

Over the three decades of my career as a sustainability professional, I have been involved in many "solutions" for next generation technology, but our approach in this proposal uniquely integrates solutions for the food supply chain with social justice for underserved communities in "food deserts", and it provides student education, and job training to align with key goals of major U.S. cities, like Pittsburgh.

I studied architecture at the University of Virginia (1985-'89) and earned my masters degree from the University of Pennsylvania (1991-'93). When President Biden was Vice President, I was honored to support President Obama on the Green Economy Task Force as part of the Capital Hill Delegation. I personally met with Senator Arlen Specter (R-PA) to help convince him to support the American Recovery and Reinvestment Act (ARRA). I share this, because I see opportunities for funding this program through the sustainability sections of the Inflation Reduction Act (IRA). Hopefully, these background highlights will provide some context in your review of our proposed pilot program.

Charlie Szoradi

We look forward to your feedback on this proposal.

Table of Contents

SECTION 1

Pilot Program Overview

This Pilot Program has two major components with two subsets for each:

1: Next Gen Urban Agriculture

1.1: A Next-Generation Grocery Store in one of Pittsburgh's Food Deserts. The store will grow fresh vegetables as well as fish on-site to reduce food costs to underserved community residents.

1.2: Shipping Container Farms on-site at K-12 Schools, colleges, retirement communities, jails, hotels, hospitals, military bases and other locations to reduce the cost of food and increase the "fresh" factor of leafy greens.

2: Education

2.1: Student Education for K-12 Schools for Science, Technology, Engineering, and Math (S.T.E.M.) and Nutrition education via on-campus aquaponics.

2.2: Job Training for next-generation employment in the rapidly growing Controlled Environment Agriculture (CEA) marketplace.

Objectives

Add value across the U.S. food supply chain and around the world.



MADE in USA



Water Usage
Fossil Fuels
Pesticides
Local Jobs
Local Food
Viability
Food Safety
Nutrition
Food Security

Electric cars and solar panels will help on the “green” front, but if we don’t address FOOD, we will never reach a sustainable future.

Food Deserts – Pittsburgh Pilot

Our work in Pittsburgh can serve as a model for other U.S. cities

Pittsburgh, like many major U.S. cities has multiple food deserts. We will work with **Pittsburgh's Mayor Gainey** and **local community stakeholders** to find the optimal location for the pilot Grocery Store "Hub" and the Shipping Container Farm satellites.

The (USDA) define a food desert as an area that has either a poverty rate greater than or equal to 20% or a median family income not exceeding 80% of the median family income in urban areas, or 80% of the statewide median family income in nonurban areas. Food deserts must also meet certain other criteria. In urban areas, at least 500 people or 33% of the population must live more than 1 mile from the nearest large grocery store. In rural areas, at least 500 people or 33% of the population must live more than 10 miles from the nearest large grocery store. The USDA identified around 6,500 food deserts between 2000 and 2006. Experts estimate that around 23.5 million people in the U.S. live in low income areas that are farther than 1 mile to the nearest large grocery store. Of these people, 11.5 million have low incomes. Source: https://www.medicalnewstoday.com/articles/what-are-food-deserts#definition

With locally grown produce, this Piot Program REDUCES the greenhouse gas emissions from moving food into the region. This reduction in the impact of climate change is in addition to other health, education, and workforce development.



From this map, it seems like the areas with the highest unemployment are near the city center, or along one of the rivers. The areas with the lowest unemployment rates are mainly on the city outskirts, with some scattered downtown. It appears from the map that most grocery stores are in the green and yellow areas - the areas with the lowest unemployment rates.

https://storymaps.arcgis.com/stories/24dd48ea1e5941e49a394de20c2315a8

Funding - Public Private Partnership

Federal Government funding and/or other funding for the Pilot will serve as an “accelerant” to attract private sector funding when the Pilot is rolled out across other U.S. cities.

Given that this pilot program includes growing plants as well as job training and nutrition / STEM education, we fully expect to provide reports and integrate with key U.S. departments such as: Agriculture, Food & Drugs, Energy, Education, and Commerce.

Budget Highlights - Pittsburgh Pilot

1: Next-Gen Urban Agriculture 1.1: A Next-Generation Grocery Store in one of Pittsburgh's Food Deserts (Downtown Building?). The store will grow fresh vegetables as well as fish on-site to reduce food costs to underserved community residents.	$7,778,500
1.2: Shipping Container Farms on-site at K-12 Schools to reduce the cost of food and increase the "fresh" factor of leafy greens. (10 Schools)	$1,000,000
2: Agtech Academy 2.1: Student Education for K-12 Schools for Science, Technology, Engineering, and Math (S.T.E.M.) and Nutrition education via on-campus aquaponics. (10 Schools)	$250,000
2.2: Job Training for next-generation employment in the rapidly growing Controlled Environment Agriculture (CEA) marketplace. (online + onsite at the Next-Gen Grocery Store)	$1,000,000
Subtotal:	$10,028,500
Pilot Project Management & Overhead (15%) for expected 2-year phased development & implementation:	$1,504,275

TOTAL: $11,532,775

SECTION 2

NEXT GEN
URBAN AGRICULTURE

1: Next Gen Urban Agriculture

1.1: A Next-Generation Grocery Store in one of Philadelphia's Food Deserts. The store will grow fresh vegetables as well as fish on-site to reduce food costs to underserved community residents.

- **The Food Desert Pilot:** A state-of-the-art grocery store “Hub” that incorporates indoor vegetable farming and rooftop greenhouses to reduce food cost and reduce farm to table distance. The Hub also has on-site nutrition education, job training, & satellite shipping container farms at area schools.
- **Results:** Fresh, affordable produce to underserved “food desert” communities + nutrition education and clean tech job training.
- **Why Now:** Our U.S. food supply chain is broken and part of mission critical infrastructure improvement includes locally grown produce to increase resiliency as well as social justice.

Problems to Solve - American Obesity often comes from inability to access fresh and affordable vegetables.

American is the FATTEST country in the world, per capita.

September 2020: Adult obesity rates now exceed 35% in 12 states, 30% in 35 states and 25% in 48 states.

Obesity prevalence was 13.4% among 2- to 5-year-olds, 20.3% among 6- to 11-year-olds, and 21.2% among 12- to 19-year-olds. Childhood obesity is also more common among certain populations.

- Obesity prevalence was 25.6% among Hispanic children
- 24.2% among non-Hispanic Black children
- 16.1% among non-Hispanic White children
- 8.7% among non-Hispanic Asian children

Shifting to more of a plant-based diet (e.g. 80/20 plants/meat) vs processed foods is a key way to help promote wellness.




Percent of obese adults (Body Mass Index of 30+)
0 - 9.9%
10 - 14.9%
15 - 19.9%
20 - 24.9%
25 - 29.9%
30 - 34.9%
35%+

Sources: http://www.mensfitness.com/weight-loss/burn-fat-fast/us-fattest-country-world + https://www.cdc.gov/brfss/index.html + https://stateofchildhoodobesity.org/adult-obesity/ + https://www.cdc.gov/obesity/data/childhood.html

Problems to Solve – COVID-19 and Future Variants and Virus



Eating more vegetables reduces the severity of COVID-19 and other pathogens

June 2021: Healthcare professionals eating a **plant-based diet** were **73% less likely** to experience moderate to severe COVID-19, and those following a plant- or fish-based diet were **59% less likely** to get seriously ill.

COVID-19 and its variants are projected to become endemic, like Influenza, and never fully go away. Diet is one of the “spokes’ on the wheel of virus mitigation for the short and long-term.

Pathogens like COVID-19 also impact the food supply chain: 17 million American children could go without enough to eat.

Source: https://www.feedingamerica.org/sites/default/files/2020-10/Brief_Local%20Impact_10.2020_0.pdf

More VEGETABLES = less VIRUS impact

Sources: https://www.medicalnewstoday.com/articles/covid-19-new-study-highlights-potential-role-of-diet#Doctors-and-nurses-on-the-front-lines

Food Desert Pilot: Next-generation grocery stores with in-store food production and sale



Design Strategy: Affordable, Functional, and Aesthetic

Expanded Vegetable Production Across Communities


1


2


3

1. Rooftop Greenhouse on the Grocery Store
2. Satellite Shipping Container Farms
3. In-Store Cases (corner retail, shops, etc.)

Aquaponic (vegetables & fish) farming for maximum yield & efficiency


Perpetual
Food
Machine
GRID


Grocery Store “Hub”
Shipping
Container
“Satellites”

Overview – Pilot Project

Vegetable Production: On-site at Grocery Stores + Shipping Containers

One (1) Controlled Environment Agriculture (CEA) "Hub" as a state-of-the-art Grocery Store in one of Pittsburgh's food deserts.

Full aquaponics (vegetable & fish production)
+ a second-floor greenhouse for added planting
+ optional solar panels placed as parking lot canopies and on neighboring buildings or empty lots

The Hub also sells "man made meat" such as the Impossible Burger and other ecofriendly alternatives to traditional foods, and it includes on-site tasting areas and spaces for job training and nutrition information classes.

Plus: Ten (10) CEA shipping container "Satellites" that are placed in parking lots or on-site at area schools. For the pilot rollout across other cities, the satellite container farms could also operate at community centers and churches.



Grocery Store "Hub"
Shipping Container
"Satellites"

Financials – Pilot Cost and Revenue

This initiative is "self-sustaining" financially, which is unlike many social programs that are funded by the U.S. Government. The intent is to spark private sector funding for the rollout.

Pilot Deliverables with % of sq ft below	sq ft	SUMMARY of facility areas with costs and revenue for each	Upfront Cost/sq ft	Upfront Cost	Annual Revenue/sq ft	Annual Revenue	Net Profit (%) of Revenue	Net Profit	Payback Time in Years
Food Desert Facility sq ft:	47,000								
25%	11,750	Indoor Farming - CEA (Controlled Environment Agriculture) Blended RETAIL & WHOLESALE pricing to give Food Desert residents with low wholesale prices on core products like romaine lettuce + sales of premium products like microgreens to area restaurants to enhance revenue	$312	$3,666,000	$80	$940,000	40.0%	$376,000	9.75
25%	11,750	Aquaculture (Fish) side of Aquaponics	$110	$1,292,500	$30	$352,500	40.0%	$141,000	9.17
50%	23,500	Grocery Store	$105	$2,467,500	$614	$14,429,000	2.5%	$360,725	6.84
75% of Roof	35,250	Rooftop Greenhouse	$10	$352,500	$16	$564,000	45.0%	$253,800	1.39
Substotal: Food Desert Facility				**$7,778,500**		**$16,285,500**		**$1,131,525**	**6.87**
	3,200	Shipping Containers (10) at 320 sq ft each	$330	$1,056,000	$140	$448,000	40.0%	$179,200	5.89
		STEM Education in Schools @ $25,000 / year / school		$250,000					
Subtotal: K-12 Schools				**$1,306,000**		**$448,000**		**$179,200**	
TOTALS				**$9,084,500**		**$16,733,500**		**$1,310,725**	**6.93**

Financials re: Energy

Challenges to date for indoor farming has included costs of electricity to power grow lights. With significant increases in performance of light-emitting diode (LED) technology over the past decade, indoor agriculture is now economically viable.

The avg. annual revenue of $80 to $140 / sq ft is significantly higher than the avg. annual $6.22 / sq ft of electricity cost.

Electricity Consumption - Indoor Agriculture Data for leafy greens (Averages)			
Sample Crop: Romaine Lettuce			
Equipment	Power requirement in W per 1 m²	Electricity consumption over 30 days with additional illumination of 14.4 hours in kWh per 1 m²	
LED lamps	90 watts	= 90 * 14.4 * 30 = 38.88 kWh	
Air conditioning system	30 watts	= 30 * 14.4 * 30 = 12.96 kWh	
Computer, modem, backup	= 200 W / 1000 m² = 0.2 W	= 0.2 W * 24 hours * 30 days = 0.144 kW * h	
Osmosis	= 1.5 kW / 1000 m² = 1.5 W	= 1.5 W * 6 hours * 30 days = 0.27 kW * h	
Fertigation unit	= 1.2 kW / 1000 m² = 1.2 W	= 1.2 W * 6 hours * 30 days = 0.216 kW * h	
Pump	= 740 W * 10 irrigation zones / 1000 m² = 7.4 W	= 7.4 W * 2 hours * 30 days = 0.444 kW * h	
Dehumidifier	= 4pcs * 5kW / 1000 m² = 20 W.	= 20 W * 20 hours * 30 days = 12 kW * h	
Air humidifiers	= 4 pieces * 300 W / 1000 m² = 1.2 W.	= 1.2 W * 0 = 0 kW * h. (On a large farm, they're only used during the first few months of production).	
Controllers and automation	0.3 watts	= 0.3 W * 24 hours * 30 days = 0.216 kW * h	
Workroom lamps	0.4 watts	= 0.4 W * 10 hours * 30 days = 0.12 kW * h	
Webcam	0.02 watts	= 0.02 W * 24 hours * 30 days = 0.014 kW * h	
TOTAL per m² of growing area	152.22 W	65.26 kWh / Month	
Source: https://ifarm.fi/blog/2020/12/how-much-electricity-does-a-vertical-farm-consume			
Sq ft in a sq meter	10.76		
		kWh	$ Dollars
Monthly Electricity / sq ft		6.07	$0.52
Annual Electricity / sq ft		72.78	$6.22

Calculation cross check: Energy accounts for a large percentage of operating costs for both vertical farms and greenhouses. For large vertical farms, energy makes up about 25% of total operating expenses at around $8 per square foot. For small farms, energy cost $3.45 per square foot, or about 12% of the operating expenses. This is primarily lighting costs. Source: https://www.cropscience.bayer.com/sites/cropscience/files/inline-files/stateofindoorfarming-report-2017_0.pdf

Fresh and Affordable Food, produced and delivered safely and with resiliency, is no longer an option but a requirement.

The added advantages of nutrition education, job training, and monthly recurring revenue makes this pilot program a sustainability solution worth funding at the pilot level to showcase American innovation.

Pilot Project – Highlight

Vegetable Production: On-site at Grocery Stores + Shipping Containers

Conceptual montage to illustrate the VISIBLE fish and vegetable production through a glass wall within the Grocery Store Hub. The food production becomes part of the "learning lab" for nutrition education.







Pilot Project – Impact

People Served: 5,000 per Grocery Store + 50,000 more people for fresh vegetables

Grocery Stores typically service about 5,000 people, which will be the case for our new Grocery Store/Grow Farm Hub. This program has the added advantage of servicing 50,000 more people with fresh lettuce (e.g. Romaine), grown via ten Shipping Container "Satellite" farms. We want the investment dollars to make as big of an impact as possible. (Research: 5,000 people for a 30,000-50,000 sq ft. grocery store. This is just slightly higher than the typical suburban density of ~3,000-4,000 people/sq. mi. Source: https://www.cyburbia.org/forums/threads/how-many-people-are-needed-to-support-a-full-service-grocery-store.35838/)

The average size grocery store in the U.S. is 40,000 sq ft, with trends going smaller towards 20,000 sq ft.
Source: https://www.gecurrent.com/ideas/how-is-the-grocery-store-footprint-changing#:~:text=While%20the%20average%20size%20of,regularly%20measuring%20closer%20to%2012%2C000.

We are sizing the Grocery Store for the Food Desert program at 47,000 sq ft to take into account that 25% of the floor area is for growing vegetables and 25% is for the fish farming. This nets to 23,500 sq ft for the retail area. Note that the ten (10) Shipping Container farms can each produce 40,000 heads of lettuce per year, adding up to 400,000 heads of lettuce. The average is 12 lbs of lettuce per person per year. At 1.5 lbs per head, this is 8 heads of lettuce per person per year. 400,000 / 8 heads = 50,000 people served better food! Source: https://www.statista.com/statistics/257322/per-capita-consumption-of-fresh-lettuce-romaine-and-leaf-in-the-us/

NEXT GEN
URBAN AGRICULTURE

1: Next Gen Urban Agriculture

1.2: Shipping Container Farms on-site at K-12 Schools to reduce the cost of food and increase the “fresh” factor of leafy greens.

Beyond the Hub - Deliverables: Shipping Container Farms (SCFs)

Local and Affordable Leafy Greens with advanced and remote monitoring via sensors and IoT.



Completely Enclosed Environment
Climate Control
CO2 Generator
Temperature Sensor
Humidity Sensor
CO2 Sensor
Fire & Flood Detection
Light Intensity Sensor
Controllers & Wireless Communicator
Webcam
Climate Control
Lighting
CO2
Nutrient
Electrical Power Consumption Monitor
Pump
PH Sensor
EC Sensor
Dosing System
Water Level Sensor
Nutrient Tank
Recirculating Water Reservoir
Pump
Lighting
Water Return
Water Distribution System



CROPBOX







Deliverables: Monitoring for Administrators, Staff, and Students

Measurement is the key to Management and Education!

Our sensors and remote monitoring leverage the awesome capabilities of the Internet of Things (IoT) to maximize plant growth and STEM education. For school districts with just one location, the information can be shared with students at the other schools. For districts with multiple systems, the “race is on” to compare, contrast, weigh yields, and share best practice, all with shared monitoring for enhanced education.

Visual Monitoring via Webcam +

Monitoring Sensors - Environment

- Temperature
- Humidity
- CO2
- Fire and Flood Detection
- Light Intensity
- VPD (Vapor Pressure Deficit)

Monitoring Sensors - Water

- Temperature
- Dissolved Oxygen
- pH
- Nutrients (managed on-site or remotely with dosing pumps to add nutrients as needed)

Objectives

One of the Objectives of this operating division is to cost effectively offset the purchase of leafy greens at school "salad bars" with the yield from the shipping container farms. The logistical key is to stagger the planting and weekly harvests so that the students receive the freshest vegetables possible. On of the advantages of fresh vegetables (e.g. romaine lettuce, red lettuce, arugula, microgreens, etc.) is that they retain higher levels of nutrients over long haul trucking where greens that lose flavor and nutrients over transit. There is also less food waste with closer farm to table distance.

The Yield: A single 40' Shipping Container with multiple level grow racks and 2,940 to 3,600 planting "holes" can yield 7,060 lbs of Salad Mix or 9,360 lbs of Romaine lettuce/year. (The average weight of a head of lettuce is 0.75 lbs. (9,000 lbs / .75 lbs = 12,000 heads of lettuce / year)
7,000 lbs of Salad Mix per year / 12 months = **583 lbs of Salad Mix / Month**.

Average lettuce consumption per person per year 12.1 lbs
Source: https://www.statista.com/statistics/257322/per-capita-consumption-of-fresh-lettuce-romaine-and-leaf-in-the-us/#:~:text=According%20to%20the%20report%2C%20the,approximately%2012.1%20pounds%20in%202018.
This translates to about 1 lb per person per month. Given that students eat at home over the weekends, the weekday consumption for students would be .7 lbs per week. Given that lunch may be about half of lettuce consumption with the other half coming at dinner the adjusted demand for in-school lettuce is .7lbs x .50 = .35lbs/student per month.
583 lbs of monthly Salad Mix yield /.35 per student = enough lettuce for 1,665 student each school day.

Each shipping container farm can "feed" lettuce to about 1,665 students, or the equivalent of a high school with 400 students per grade. We anticipate growing microgreens and as well as lettuce so the "mix" of produce will create disproportionately large volume of lettuce.

School Size: The average American public high school has 752 students. Number of US public high schools: 24,000. Number of students graduating per year: 3,300,000. Number of students per graduating class: 3.3M/24k = 137.5 https://www.quora.com/What-is-the-average-size-of-a-high-school-graduating-class#:~:text=Number%20of%20students%20in%20your,%3A%203.3M%2F24k%20%3D%20137.5

References accounts at Schools

References:

Multiple schools in the U.S. are already using Shipping Container Farms (SCFs) to either replace or offset a portion of their leafy green procurement. Multiple schools also use aquaponics for STEM and Nutrition education. We combine the advantage of food production and education to provide a more comprehensive and in-depth program. We work with schools to maximize the economic savings from the farming to create sustainable solutions.

Schools with SCF - Cropboxes:

California:

- Antelope Valley High School
- Palmdale Prep elementary
- Little Rock Highschool

Kentucky:

- Elliot County
- Fayette County

References are available upon request.

Custom Applications

Space Availability: For city schools that may not have room in a parking lot or area on campus to fit a 40' x 8' shipping container, we also provide the option to use the technology "guts" of the SCF in a classroom or an appropriate area. Low-cost stud wall(s) can easily create a partition for areas that do not need to be the same size/proportion as the SCF.

Crop Variation: For schools that prefer plants that are not part of the Salad Mix of several leafy greens, we have the ability to change the planting bed Nutrient Film Technique (NFT) for vertical racks or horizontal floating raft systems.

Wellness Tracking: For schools that would like to track student progress over multiple years, as it relates to physical and mental health, sick days, academic performance, and behavioral patterns, we welcome the opportunity to participate. We believe in the adage, "You are what you eat," and our goal is to create economic savings for schools as well as help create healthy and happy students.

Overall, we work with schools to tailor the controlled environment agriculture to the architecture and student body. The lead time for the SCFs is typically two to three months. For custom in-classroom setups, we can accelerate the delivery.

We are pleased to offer this program to school administrators who seek to:

- Increase the quality and nutritional value of school lunches
- Save money on food purchases, specifically for salad bars
- Educate students with hands-on experience for nutrition and STEM education
- Increase resiliency relative to the food supply chain
- Foster overall environmental stewardship

INFOOD

The following slides describe the "In Food" offerings that are "In" shipping containers

INFOOD

Market Size and Opportunity 1 of 2

Very few K-12 Schools currently grow more than a few vegetables on-campus.

USA: According to www.edweek.org: **130,930 K-12 Schools**

33,370 Public High Schools + 9,264 Private High Schools www.High-Schools.com

USA food sales per year

Total retail and food service sales:	$5.75 trillion
Grocery Business:	$750 billion
Vegetables: 7.7% of Grocery	$17 billion
Fresh Vegetables: 3.8% of Grocery	$8.4 billion
Organic Foods:	$40 billion
Organic Fruits & Vegetables:	$14 billion

The Organic Food Market is projected to Grow at CAGR 14%

California produces a majority of many US fruits, vegetables, and nuts: 99% artichokes, 99% walnuts, 97% kiwis, 97% plums, 95% of celery, 95% of garlic, 89% of cauliflower, 71% spinach, and 69% carrots. The Yuma, Arizona area + CA produces about 90% of all the leafy vegetables grown in the US from November to March, when it's too cold to grow produce in other states. Source: https://www.huffpost.com/entry/yuma-lettuce_n_6796398

The cost and vulnerability of moving food long distances coupled with the efficiency of LED grow lights makes indoor farming practical and affordable.

INFOOD

Market Size and Opportunity 2 of 2

Almost all K-12 Schools are OVER-PAYING to supply Salad Bars

School Salad Bar Research: This cost information was aggregated from a week of onsite production data in 28 elementary schools for a total of 22,000 reimbursable meals served. When analyzing the actual used portion for a typical week, the salad bar cost-per-serving was as follows:

Elementary school: $0.15

Secondary school: $0.35

Example of current costs to schools

Salad Mix - Wholesale Cost to the schools:

16 oz (full LB) = $3.66

Each 40' Shipping Container Yields 7,060 lbs of Salad Mix per year

Enough Salad Mix for a high school with 1,600 students (400/Grade)

INFOOD cost of goods for Salad Mix via Shipping Container Farms

16 oz (full LB) with paid labor = $2.42

16 oz (full LB) with Student Participation = $1.54

Savings: More than 50% for Schools

Student participation "labor" is projected at approximately 416 hours per year, which is 34 hours per month for planting and harvesting as part of school science or environmental clubs.

Source: https://www.thelunchbox.org/fresh-food-initiatives/salad-bars/procurement

INFOOD

INFOOD Higher Levels: “Bronze” “Silver” and “Gold”

“Bronze” program is $80,000 and includes a 20’ Shipping Container Farm.
“Silver” program is $125,000 and includes a 40’ Shipping Container Farm.
“Gold” programs are larger scale custom projects.

- **Shipping Container Farm:** Controlled Environment Agriculture (CEA) “indoor farming” with energy saving LED lights. The containers are approx. 8’ wide x 9’ tall x 20’ or 40’ long, placed in school parking lots or on-campus.

  Upgrades:
  - **In-Class Aquaponic System:** Combined vegetable and fish farming “racks” that are approx. 4’ wide x 2’ deep, by 6’ tall.
  - **Education Curriculum:** Nutrition and STEM education for students

INFOOD

Deliverables: Shipping Container Farms (SCFs)

Local and Affordable Leafy Greens with advanced and remote monitoring via sensors and IoT.



Completely Enclosed Environment
Climate Control
CO2 Generator
Temperature Sensor
Humidity Sensor
CO2 Sensor
Fire & Flood Detection
Light Intensity Sensor
Lighting
Water Return
Water Distribution System
Controllers & Wireless Communicator
Webcam
Climate Control
Lighting
CO2
Nutrient
Electrical Power Consumption Monitor
Pump
PH Sensor
EC Sensor
Dosing System
Nutrient Tank
Recirculating Water Reservoir
Pump
Water Level Sensor



CROPBOX









INFOOD

Deliverables: Monitoring for Administrators, Staff, and Students

Measurement is the key to Management and Education!

Our sensors and remote monitoring leverage the awesome capabilities of the Internet of Things (IoT) to maximize plant growth and STEM education. For school districts with INFOOD at just one location, the information can be shared with students at the other schools. For districts with multiple INFOOD systems, the "race is on" to compare, contrast, weigh yields, and share best practice, all with shared monitoring for enhanced education.

Visual Monitoring via Webcam +

Monitoring Sensors - Environment

- Temperature
- Humidity
- CO2
- Fire and Flood Detection
- Light Intensity
- VPD (Vapor Pressure Deficit)

Monitoring Sensors - Water

- Temperature
- Dissolved Oxygen
- pH
- Nutrients (managed on-site or remotely with dosing pumps to add nutrients as needed)

INFOOD

Upgrade Deliverables: In-Class Aquaponics and Education Curriculum

(Curriculum Highlights available upon request)

Seeing is believing.

Hands on learning in classrooms and on campus in gardens provides maximum impact in all seasons through the bio-science of aquaponics.









INFOOD

"Gold" Level Custom and Large Scale Systems

We welcome the opportunity to work with schools that want to go "bigger" than container farming.


Perpetual
Food
Machine
GRID
Biowaste Reactor +
Gasifier (Generator)

INFOOD

Financials

Our INFOOD "Silver" program costs $125,000 and is highlighted below. The "Bronze" program is $80,000 and includes a 20' Shipping Container Farm instead of the 40' Silver Program unit. The "Gold" level programs are larger scale custom projects.

SILVER: 40' Shipping Container Farm (SCF) for STEM Education and Veggie Cultivation

Zero upfront cost financing is available for 5-year (60 month) terms at $2,083 / month with interest that is typically a few percentage points over prime, subject to credit review.

Annual Yield of Salad Mix leafy greens per SCF:	7,060 lbs
Annual "Value" at $5.25 / lb:	$37,065 (over $3,000 / month of plant yield)
Annual Cost for School to Operate SCF:	$10,862
Annual Savings for Schools:	**$26,203 (70.7% SAVINGS)**
(See the multi-page **Financial Calculations** in the Appendix)	
# of Students fed Salad Mix with the SCF:	1,600

(e.g. High School with 400 students per grade or K-12 with 123 students per grade. For smaller schools, the SCF can grow strawberries and other plants to offset other school food costs, beyond the Salad Mix.)

Upgrade Options (cost on case-by-case basis)

- "smart" interactive media boards
- On-campus "concierge" farming support and aquaponic tanks, technology, and educators: Starts at $500 per day site visit.
- Outdoor Gardens and Greenhouses are priced based on size.
- Solar power for the SCF: Electricity demand of 140kWh/day (51,000kWh/year) = 35,000kW solar system: 100 panels at 5.4' x 3.25' (17.55 sq ft x 100 = 1,755 sq ft). Since this is larger than the size of the SCF, we recommend using a flat or southern facing section of the school roof (approx 25' x 70'). We also recommend "net metering" to feed the utility grid and eliminate the cost of batteries for electricity storage.

INFOOD

Summary

- Fresh and Affordable Food, produced pesticide free, locally, safely, and with resiliency - *no longer an option but an American wellness requirement.*
- Our INFOOD programs include Starter Devise and solutions for K-12 Schools to save over 50% of the cost of Salad Mix for Salad Bars, with the payback in 3 to 5 years, subject the cost of energy and the level of student involvement for planting and harvesting.
- $0 upfront cost financing options, with approx. $2,000 monthly payments on over $3,000 of plant yield with the “Silver” 40’ Shipping Container
- The added advantages of nutrition and STEM education are key for health as well as future jobs and economic prosperity.

Financial Calculations: Shipping Container Farming 1 of 5

Crop			Salad Mix
Analysis for K-12 Schools			*Combination of Herbs / Greens / Lettuces*
Annual Yield per Shipping Container Farm (pounds harvested)			7,060
Cost / LB and Annual "value"	Comparison cost per LB		
Organic and Locally Grown Procurement	$	7.00	$ 49,420
Conventional Procurement	$	5.25	$ 37,065
INFOOD "indoor farming" cost of goods per LB	$	2.42	$ 17,102
Savings Highlight: With the INFOOD program, K-12 Schools can grow their own Salad Mix for salad bars and save $20,000 to $30,000 each year.			
Annual Savings relative to Organic and Locally Grown Procurement	65.4%		$ 32,318
Annual Savings relative to Conventional Procurement	53.9%		$ 19,963
ADDED Savings if STUDENTS participate in the planting and harvesting as part of school science or environmental clubs. The labor costs are based on $15/hour and 10 crop cycles with 26 harvests for 416 hours per year. (Example: With 34 hours per month 34 students would spend about one (1) hour per month or 15 minutes per week.			
Planting/Transplanting/ Labor Costs: 10 hours per planting per container	$	1,950	
Harvesting Labor Costs: 11 hours per harvest per container	$	4,290	
Savings with STUDENT Labor	$	6,240	
ADJUSTED with STUDENT Labor - INFOOD "indoor farming" cost of goods per LB			$ 10,862
Adjusted cost per LB	$	1.54	
Annual Savings relative to Organic and Locally Grown Procurement	78.0%		$ 38,558
Annual Savings relative to Conventional Procurement	70.7%		$ 26,203
Savings Highlight: With the INFOOD program and Student Labor, K-12 Schools can grow their own Salad Mix for salad bars and save $26,000 to almost $40,00 each year.			

The results of your harvest can vary depending on several factors. The growers experience and how they manage the growing conditions within the Cropbox (indoor temperature, humidity, water temperature, PH level, EC level, CO2 level, etc.) can impact the yields that you can achieve.

The Agrarian Group + CropBox/Vertical Crop Consultants, Inc. are available to assist and train school staff and students but are not responsible for the yields/results of your harvest.

Financial Calculations: Shipping Container Farming 2 of 5

Crop		Salad Mix	
Analysis for K-12 Schools		*Combination of Herbs / Greens / Lettuces*	
Annual Yield per Shipping Container Farm (pounds harvested)			7,060
Annual Costs per container	Electricity: Lighting	$	3,630
	Electricity: Cooling Costs	$	1,526
	Electricity: Circulation Fans	$	289
	Electricity: Exhaust Fan Costs	$	12
	CO2 Generation	$	110
	Electricity: Pump	$	967
	Growing Media	$	2,340
	Pollination (Bumblebees)		-
	Nutrients	$	900
	Water	$	44
	Seed	$	73
	Transplants		-
	Annual Cost of Restaurant Packaging per container (.07 per LB)	$	494
	Planting/Transplanting/ Labor Costs: 10 hours per planting per container	$	1,950
	Harvesting Labor Costs: 11 hours per harvest per container	$	4,290
	Maintenance Labor Costs	$	477
	Lease		-
Annual Cost of Production per Container		**$**	**17,102**
INFOOD "indoor farming" cost of goods per LB		*$*	*2.42*

Growing Specifications:		
Weeks in Nursery Stage		2.0
Weeks in Growout Stage		2.0
Number of Harvests from single planting		4.0
Plantings per year		13.0
Harvests per year		26.0
Average harvest size per 5 ft nft trough		0.8
Maximum Temperature For Optimal Growing		75
Annual Degrees Needed To Be Cooled		1,331
Annual BTU/hr Cooling Needed		331,649,707
Environmental Cooling Costs	$	1,382
LED Lighting Equipment Cooling Costs	$	145

Comparison of Yields and Costs across different leafy greens. K-12 Schools can choose which harvest best suits their needs and change at their own discretion. A diverse range of herbs are also available.

Crop		Basil	Arugula	Spinach	Bibb Lettuce	Romaine Lettuce	Salad Mix	Toscano Kale	Baby Greens Mix	Microgreens (Average)
System Type		*Herbs / Greens / Lettuces*	*Herbs / Greens / Lettuces*	*Herbs / Greens / Lettuces*	*Herbs / Greens / Lettuces*	*Herbs / Greens / Lettuces*	*Herbs / Greens / Lettuces*	*Herbs / Greens / Lettuces*	*Herbs / Greens / Lettuces*	*Fodder*
Annual Yield per container (pounds harvested)		8,500	8,112	12,480	9,360	9,360	7,060	5,850	5,850	19,728
Annual Costs per container	Electricity: Lighting	$ 3,630	$ 3,630	$ 3,630	$ 3,630	$ 3,630	$ 3,630	$ 3,630	$ 931	$ 931
	Electricity: Cooling Costs	$ 859	$ 1,200	$ 1,676	$ 1,526	$ 1,526	$ 1,526	$ 1,200	$ 1,093	$ 1,093
	Electricity: Circulation Fans	$ 289	$ 289	$ 289	$ 289	$ 289	$ 289	$ 289	$ 289	$ 289
	Electricity: Exhaust Fan Costs	$ 12	$ 12	$ 12	$ 12	$ 12	$ 12	$ 12	$ 12	$ 12
	CO2 Generation	$ 110	$ 110	$ 110	$ 110	$ 110	$ 110	$ 110	$ 110	$ 110
	Electricity: Pump	$ 967	$ 967	$ 967	$ 967	$ 967	$ 967	$ 967	$ 967	$ 967
	Growing Media	$ 1,453	$ 1,453	$ 1,453	$ 1,170	$ 1,170	$ 2,340	$ 1,170	$ 2,340	$ 26,828
	Pollination (Bumblebees)	-	-	-	-	-	-	-	-	
	Nutrients	$ 900	$ 900	$ 900	$ 900	$ 900	$ 900	$ 900	$ 225	$ 225
	Water	$ 44	$ 44	$ 44	$ 44	$ 44	$ 44	$ 54	$ 54	$ 100
	Seed	$ 16	$ 97	$ 97	$ 73	$ 73	$ 73	$ 12	$ 73	$ 62,251
	Transplants	-	-	-	-	-	-	-	-	$ 1,381
	Annual Cost of Restaurant Packaging per container (.07 per LB)	$ 595	$ 568	$ 874	$ 655	$ 655	$ 494	$ 410	$ 410	$ 19,984
	Planting/Transplanting/ Labor Costs: 10 hours per planting per container	$ 435	$ 2,595	$ 2,595	$ 1,950	$ 1,950	$ 1,950	$ 315	$ 1,950	$ 19,984
	Harvesting Labor Costs: 11 hours per harvest per container	$ 2,855	$ 2,855	$ 2,855	$ 2,145	$ 2,145	$ 4,290	$ 2,145	$ 4,290	$ 1,000
	Maintenance Labor Costs	$ 574	$ 548	$ 842	$ 632	$ 632	$ 477	$ 395	$ 395	$ 12,000
	Lease	-	-	-	-	-	-	-	-	-
Annual Cost of Production per Container		**$ 12,738**	**$ 15,267**	**$ 16,343**	**$ 14,103**	**$ 14,103**	**$ 17,102**	**$ 11,608**	**$ 13,138**	**$ 147,153**
Cost of goods per LB		*$ 1.50*	*$ 1.88*	*$ 1.31*	*$ 1.51*	*$ 1.51*	*$ 2.42*	*$ 1.98*	*$ 2.25*	*$ 7.46*

Financial Calculations: Shipping Container Farming 4 of 5

Electricity cost per KW/hr	$ 0.15

Monthly Lease	$ -

Air Circulation Assumptions	Number of Fans	Watts per fan	Hours per day	Annual KW used	Annual Costs
Circulation Fans	2	110	24	1,927	$ 289
Exhaust Fan	1	110	2	80	$ 12

Cooling Assumptions	Number of Mini-split AC units	Wattage (KW)	Cooling BTUs
Cooling Costs	1	10.5	36,000

Pump Cost Assumptions	Number of 1/4 hp Pumps	Watts per pump	Daily Hours Used	Annual KW/hr used	Annual Pump Costs
Pump	4	184	24	6,447	$ 967

LED Lighting Assumptions	KW Used	Hours on Daily	Annual KW/hr usage	Approximate BTUS generated per watt	Total Heat Generated (BTU's)	Daily Heat Production (BTU/hr)	Annual Heat Production (BTU/hr)
Fodder/Microgreen	1.0	17	6,205	0.1365	137	2,321	846,983
Herbs/Greens/Lettuce	3.9	17	24,200	0.1365	532	9,050	3,303,232
Strawberry	5.8	17	35,989	0.1365	792	13,459	4,912,499

CO2 Generation	Propane Cost/gallon	Target PPM in Air	Daily use (lbs)	Daily Heat Generated : BTU/hr	Daily Cooling Costs	Daily Total Costs of Adding CO2	Yield Enhancement
Generator	$ 3.00	1,500	$ 0.10	6,500	$ 0.28	$ 0.30	125%

Financial Calculations: Shipping Container Farming 5 of 5

Nutrient Costs	Cost of Nutrients Per Gallon	Gallons Used annually	Annual Nutrient Costs
Fodder/Microgreen	$ 25.00	9	$ 225
Herbs/Greens/Lettuce	$ 25.00	36	$ 900
Strawberry	$ 25.00	54	$ 1,350

Packaging Assumptions	Cost of Packaging per LB Harvested
Retail Packaging	$ 1.20
Restaurant Packaging	$ 0.07
Fodder Packaging	$ 0.02

	Growing Supplies		Seed / Transplants	
Growing Supplies	Grow Media Cost Per Planting space	Grow Media Cost per ft	Cost Per Planting Space Per Planting	Cost Per Sq Ft Per Planting
Fodder	$ -	n/a	n/a	$ 0.09
Microgreens	n/a	$ 0.70	n/a	$ 12.82
Herbs/Greens/Lettuce (Oasis Horticube or Rockwool)	$ 0.03	n/a	$ 0.00	n/a
Strawberries	$ -	n/a	$ 0.13	n/a

Labor Cost Per Hour	$ 15.00
Linear Feet of NFT Channel per container	1,800
Number of Planting spots per container	2,940

Water Assumptions	Cost per Gallon	Annual Water Use	Annual Water Costs
Water Usage	$ 0.0026	17,000	$ 44.20

Environmental Heat Load by Month	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sept	Oct	Nov	Dec
Average Night Temperature	52	59	78	78	83	84	81	78	68	60	52	48
Average Day Temperature	67	73	80	90	101	106	109	108	104	94	81	71

Heat Loss Assumption	
Container Insulation R-Value	18
Surface Area of Container	1,024
Environmental Heat Gain per hour, BTU/hr	57

*Heat Gain Calculation, in BTU/hr = (surface area / R) * temp diff

Data/Calculations – Indoor Farming Comparisons

Comparisons with other indoor farms	
Japan: Daily heads of lettuce (unconfirmed)	10,000
Monthly heads of lettuce	300,000
Annual heads of lettuce	3,600,000
Grow operation floor area (not planting bed area)	25,000
Annual heads of lettuce per facility sq ft	144
Arizona State University: Daily heads of lettuce	40
Monthly heads of lettuce	1,200
Annual heads of lettuce	14,400
Grow operation floor area (not planting bed area)	320
Annual heads of lettuce per facility sq ft	45
Corporate: Plenty: Daily Heads of Lettuce	8,333
Monthly heads of lettuce	250,000
Annual heads of lettuce	3,000,000
Grow operation floor area (not planting bed area)	100,000
Annual heads of lettuce per facility sq ft	30
(Note: Based on target 4.5 million lbs of leaft greens per year, using 1.5 lbs per head of lettuce equivalent)	

Shipping Container Farming

By retrofitting 320 square feet of storage, they convert open space into a highly productive aeroponic farm. Seed to harvest, they can produce nearly 4,000 heads of lettuce in five weeks. That's almost 13 heads of lettuce per square foot and a little more than 40,000 per year.

Source: https://www.postandcourier.com/columnists/how-to-grow-40-000-heads-of-lettuce-in-a-shipping-container/article_31e5bd20-ca39-11e7-a9ad-9fdedfc693b9.html

International Indoor Farming

Japan's Massive Indoor Farm Produces 10,000 Heads of Fresh Lettuce Every Day

2014: Shigeharu Shimamura's indoor farm is the largest in the world. Built in a location devastated by the 2011 Tōhoku earthquake and tsunami, the 25,000 square foot factory farm is more than just a proof of concept.

US Farming at a leading University

2020: Arizona State University professor developing new vertical farming option for grocery stores. The 320-square-foot space can produce 1,200 heads of lettuce per month — the equivalent of two acres of farmland production. Traditionally, it takes lettuce 30 days to grow to maturity. Chen's system produces a mature head in three weeks. It also doesn't depend on climate. And the system uses 95% less water than traditional agriculture. Source: https://www.pinalcentral.com/business_and_technology/asu-professor-developing-new-vertical-farming-option-for-grocery-stores/article_eefa1b2d-bf4f-5f51-b182-ed7dd41b1171.html

US Corporate Indoor Farming

2018: Now a young Silicon Valley startup called Plenty thinks it has cracked the code. It has enormous expansion plans and a bank account full of fresh investor funding, but most excitingly, it is building a 100,000 square foot vertical-farming warehouse in Kent, Washington, just outside of Seattle, your author's home town. That farm is expected to be open and delivering produce locally by midyear, and is designed to produce 4.5 million pounds of greens annually. Source: https://www.vox.com/energy-and-environment/2017/11/8/16611710/vertical-farms

2: Education

2.1: Student Education for K-12 Schools for Science, Technology, Engineering, and Math (S.T.E.M.) and Nutrition education via on-campus aquaponics.

StudentFarmers.org is a registered Pennsylvania nonprofit 501c3 that can help manage the physical implementation of controlled environment agriculture facilities and the training to staff the operations.

Problems to Solve – STEM Education

America NEEDS to improve STEM Education to be competitive around the world.

June 2019: The Pew Research Center indicates that the US ranks behind many other industrial countries based on math and science assessments.

The Trends in International Mathematics and Science Study (TIMSS) from 2015 noted that 10 countries (out of 48) had higher fourth-grade math scores than the US, and 7 countries had higher science scores. In 2015, Singapore topped the global Program for International Student Assessment (PISA) rankings in math and science; **the US ranked 38th in math and 24th in science**.

Girls in school and women in commerce are under-served and under-represented in practice. Nobel Laureates in Science, 1901-2019:

- While Men: 616
- Women: 19
- Women of Color: 1


SCIENCE
TECHNOLOGY
EDUCATION
MATH

Sources: https://parentology.com/stem-education-statistics-2019-how-the-u-s-ranks/ and the Documentary Film: https://www.pictureascientist.com/

Deliverables: In-Class Aquaponics and Education Curriculum

Seeing is believing.

Hands on learning in classrooms and on campus in gardens provides maximum impact in all seasons through the bio-science of aquaponics.









Apparel for Students

We want to make clean tech agriculture accessible and affordable. These apparel designs are just a few examples of optional messaging that we have developed.


PLAN
PLANT
PLANET
Agtech
ACADEMY
GRADUATE 2022
powered by
micro
greens
reTHINK
veggies

Partner for Education

https://pma-llc.com/

PMA was founded by Michael Barcus in 2004 as a management consulting firm specializing in expense reduction and process efficiency. Since it's founding, the focus has grown from financial sustainability, to now include environmental and social initiatives, as well. Our approach stems from a deep understanding of business systems in conjunction with our knowledge of natural environments and how healthy ecosystems function. We are interested in triple bottom line results and therefore consider the environmental, social and financial aspects within each initiative.

As a naturalist, outdoorsman, fisherman, citizen scientist, Michael has always understood that nature is our ultimate teacher and studying natural systems is integral to the design of sustainable solutions.

In 2015 PMA launched the Sustainable Solutions Group (SSG) division, to bring specialists to the environmental and socially related initiatives. One of our prime focuses is on the implementation of **sustainable food production systems** for commercial, educational, social applications.

Our "whole systems" approach brings maximum value to your organization. If you haven't explored the environmental and social ecosystems in your company, we invite you to consider their impact on your bottom line. How many sick days? How many health related insurance claims? How would a therapeutic landscape design benefit your team? How would outdoor team building exercises increase communications, productivity and overall job satisfaction?
Healthy employees, healthy environments and healthy business systems support sustainable societies. We are thinkers & doers, and are a new breed of consultant that understands the interconnected systems that impact your organization.

Aquaponics in the classroom: https://boyersudduth.com/articles/aquaponics-in-the-classroom-paisboa-sustainability-group-visits-agnes-irwin-school

Education: Nutrition and STEM in schools

https://riverbendeec.org/

Riverbend is a not-for-profit organization situated on a 30 acre preserve in Gladwyne, PA in the Western Suburbs of Philadelphia. Our mission is to motivate and educate the next generation to care for our natural world. Riverbend uses nature as the foundation to teach science and environmental principals. Our rich array of programs facilitate authentic leaning experiences for students that create awareness, build knowledge and provide the foundation for students to make responsible environmental decisions.

WHY AQUAPONICS FOR STEM EDUCATION?



STEM (Science, Technology, Engineering and Math) education is an interdisciplinary and inquiry-based method of learning. It goes beyond the mere transfer of knowledge; it creates connections between school learning, community and the world beyond. Riverbend delivers STEM programs that utilize nature as the foundation of learning.

When nature-based curriculum is used, **students are three times more likely to find the material interesting** and create lasting memories.



Riverbend delivers 35,000 program visits annually; this includes **23,500 school student visits** with **71% taking place off-site in area schools**. We work closely with school districts, schools and teachers to develop deep partnerships. We strive to bring an innovative and creative dynamic to our work with formal school partners.

For Riverbend, aquaponics is as a key vehicle for building STEM s kills for students. It is those skills that can lay the foundation for future academic and career success. Inquiry-based science learning is a hallmark of Riverbend's peer-reviewed aquaponics curriculum in which students, guided by their teachers, **grow edible plants and fish in 20-gallon classroom systems**.

Educational Systems







Educational Benefits

NUTRITION +

- Biology
- Chemistry
- Physics
- Horticulture
- Aquaculture
- Ecology
- Environmental Stewardship

Building STEM Skills Through Aquaponics

Curriculum Guide Overview

Note: We also intent to supplement the Aquaponics education with Nutritionists to teach good dietary practices.

Prepared by:
Michael Barcus

PMA
Sustainable Solutions Group

The Aquaponic Program Curriculum Guide is designed to support teachers as they incorporate aquaponics into their existing curriculum.

The guide is divided into 4 pillars which may be used sequentially or asynchronously depending on the teacher's goals and student interest.

I. **Introduction to Aquaponics**
II. **The Aquaponic Ecosystem**
III. **Current Farming & Food Production**
IV. **IV. Sustainability**

I. Introduction to Aquaponics

- Introduces the technical aspects of aquaponics. Students learn about this technology and how all of the components function together. Students will be able to describe the living components of the system and how to perform daily care of the system. They will be introduced to the practices of science, including observation, questioning, data collection, analysis and communication through guided inquiry.

- Teachers utilize activities within this pillar to set up and conduct inquiry-based learning in their classroom, using an aquaponics system as a platform to build investigations.

Activities:

- Aquaponics system scavenger hunt
- Aquaponics Food Web
- Wonderwall Wednesday with Aquaponics
- Science journals
- Fish Behavior Lab

II. The Aquaponic Ecosystem

- In this section, we take a more in-depth look at the science behind aquaponics. Lessons in this section are designed to bring to life the interdependencies that exist within the aquaponics ecosystem. They see first-hand how energy flows through the ecosystem, how the cycles of matter happen (water, carbon and nitrogen cycles).
- The activities will encourage students to explore the role that each component plays and how they will respond to stress.

Sections:

- Aquatic nitrogen cycle
- Nature's Code (genetics)
- FEW: The Food, Energy, Water Nexus
- Exploring algae
- Photosynthesis exploration and chlorophyll extraction
- Getting to know fish-life cycle exploration
- All about bacteria

III. Current Farming & Food Production

- This section will examine how food and other common household items are currently grown, caught or produced. Activities focus on the current modern food system issues like food security, population growth and environmental impacts of food production. Students explore various types of agricultural practices and how the field is evolving.
- Students learn about the challenges and opportunities for modern farmers and what careers may be available to them in this field.

Sections:

- Resilience Relay
- Back to the Roots-Exploring Natural Resources
- Who is a Farmer? Career exploration
- Farming Dilemmas-Exploring Modern Farming Challenges from a social, political and economic perspectives
- Technology in Food
- Fishing the World's Oceans

IV. Sustainability

- The world is facing complex environmental problems which are impacting wildlife and ecosystems while at the same time detrimental to human health, economies and infrastructure. Experts predicts that by the year 2050, we will have 9-10 billion people on earth. In order to feed this growing global population in the face of issues like climate change and water we must adapt our current modern food systems. Currently, we use 77% of available freshwater for agriculture globally and 40% of the food is wasted. While these issues are scary to consider, they provide exciting opportunities for innovation.
- Revolutionizing our systems for producing water for drinking, electricity to power our homes and fuel to drive our vehicles can result in huge savings for the environment.

Sections:

- Everyone Needs Water (water conservation)
- Food Miles-Investigating the Carbon Footprint of Food
- Linking Food and Climate (climate change and specific impacts on food)
- Food for Everyone (exploring food deserts and food distribution)

Professional Development

- Teachers are provided with a baseline knowledge of aquaponics and how the technology functions. They meet with our Aquaponics Specialist to learn how to engage their students in caring for the systems on a daily basis and how they will communicate with us throughout the year for support.
- The second part of the training focuses on the educational application of the systems. We walk teachers through Riverbend's approach to nature-based STEM and inquiry-based learning. Teachers will receive an electronic copy of our curriculum guide and participate in 3-4 hands-on, inquiry-based lessons.

Student Field Experience

- The student field experience is a full day field trip to Riverbend, where students visit our aquaponics greenhouse and explore the implications of this technology in adapting to challenging environmental conditions. Students investigate how various uses of land impact our environment and watershed.
- Students will also take a field trip for lunch to the commercial aquaponic system in the supermarket. Students will make basil lemonade, after harvesting their own basil and will the utilize the kitchen learning lab space.

Program Cost

Total per school - $10,000 - $100,000+

Included:

- **Aquaponics Classroom System and Technical Support**
  - *Installation and breakdown of a 20-gallon aquaponics classroom system*
  - *10 hours of technical support and troubleshooting*
  - *Training on how to operate the aquaponics system*

- **Aquaponics Resource Guide and Curriculum Support**
  - *21 instructional activities aligned to academic standards supporting aquaponics in the classroom.*
  - Online portal with resources updated each school year.
  - Access to professional network of professional educators using aquaponics in their classroom.

Program Cost – (Cont.)

- **Professional Development**
  - *6 hours of PD that includes the operations of the aquaponics system and nature-based STEM instruction*
- **Student Field Trips**
  - *One full day (3 hour) field trip to Riverbend focused on Aquaponics and Ecosystems for up to 75 students.*
  - Lunch and learn at the commercial aquaponic system / supermarket
- **Additional Options:**
  - Additional field trips: $25 per student, up to 75 students per field trip.
  - Aquaponics equipment: Additional aquaponics set ups may be included, cost will vary depending on system chosen. Custom systems can be built as part of the program.
  - Teacher professional development: Additional teachers from the same school may be added to the professional development session at a cost of $175 teacher per day.
  - Aquaponics in-class lessons $475 for initial program, $150 for each additional same day, same-site program.

Annual Subscription Fee

- After the initial year, a subscription provides up to 20 hours of ongoing technical support throughout the school year as well as installation and takedown of your 20-gallon classroom systems. Additionally, teachers will receive updated curriculum, invitations to participate in refresher professional development, and full access to the online portal.

Fee: $5,000

Educational Systems



Governor's Award for Environmental Excellence 2017







Riverbend Environmental Education Center

Colonial School District Middle School





Adair Alexander
Elementary School

Upper Merion School District
Middle School

2: Agtech Academy

2.2: Job Training for next-generation employment in the rapidly growing Controlled Environment Agriculture (CEA) marketplace.

For Food Deserts Job Creation can come with Affordable Produce

Americans across diverse socio-demographics seek good paying jobs in next-generation clean technology.

Rolling out the TAG initiatives at scale will involve training and hiring **tens of thousands of people of varying skills.**



STEM Careers in Science, Technology, Engineering and Math

Apparel for Job Trainees

We want to make clean tech agriculture accessible and affordable. These apparel designs are just a few examples of optional messaging that we have developed.


PLAN
PLANT
PLANET
Agtech
ACADEMY
GRADUATE 2022
powered by
micro
greens
reTHINK
veggies

As well as training in Controlled Environment Agriculture(CEA) overall,
TAG's Agtech Academy will include Job Training in next-generation Aquaponics

Aquaponics

A Bridge Over Troubled Waters

PMA
Sustainable Solutions Group

Aquaponics

An integrated growing technique in which fish and plants are raised together in the same recirculating system, combining hydroponics and aquaculture

- Hydroponics – Growing plants without soil
- Aquaculture – Raising an aquatic species in a fish tank



Drip Nozzle
Growth Medium
Grow Tray
Reservoir
Overflow Drain
Water Pump
Nutrient Solution
Air Pump
Air Stone



Aquaculture



Hydroponics







The Aquaponic Ecosystem



C.H.O.P. II
Start Pump
Grow Bed
Siphon
Fish Tank
Sump Tank
Pump
www.practicalaquaponics.com
animation by www.ecofilms.com.au

Main Components

- Fish
- Fish Food
- Beneficial Bacteria
- Plants
- Farmer

How it Works



Filtered
H2O
Fish
Ammonia
NH4+
The
Aquaponic
Nitrogen
Cycle
Plant
Nitrosomonas
Nitrates
NO3+
Nitrites
NO2+
Nitrospira

Aquaponic Benefits

- Uses 90% less water
- No pesticides, herbicides & fertilizers
- 3-4X more crops per sq. ft.
- Reducing food miles – harvest & deliver locally
- Can be done almost anywhere / anytime!

Types of Systems

- Deep Water Culture (DWC)
- Media Bed
- Nutrient Film Technology (NFT)
- Vertical Towers
- Wicking Beds (not truly aquaponics)






Types of Fish

- Tilapia
- Hybrid Striped Bass
- Koi
- Catfish
- Trout
- Bluegill
- Perch
- Largemouth Bass
- Minnows / Goldfish



Types of Plants

- Any leafy greens
- Basil
- Mint, Lemon Balm, Thyme, Herbs…
- Watercress
- Kale
- Swiss Chard
- Bok Choi
- Fruiting Crops (Tomatoes, Cucumbers, Strawberries, etc..)



SECTION 3

Technology - Strategic Partners

FOMO
WORLDWIDE

The following pages include sample strategic partners that have the ability to add value to FOMO's "eco-system"

INDEPENDENCE

LED Lighting | Forged in America™

https://www.cleansolutiontech.com/

- Location: Greater Philadelphia
- Manufacturing – MADE IN USA = Buy American Act (BAA) Compliant

NEXT GENERATION AGRICULTURE

We engineer and manufacture in America the LED Grow Light series with the highest Photosynthetic Active Radiation (PAR) per dollar for Vegetation and Flowering. Our award-winning American LED manufacturing is based in Pennsylvania, and we are pleased to offer commercial growers across the country reliable and cost-effective solutions. We also sell factory-direct to small scale and residential growers that want to increase their performance and energy savings.

In addition to Vegetation and Flowering fixtures, we offer custom solutions to meet your needs. Our modular design and capacity to deliver Photosynthetic Photon Flux Density (PPFD) at varying wavelengths gives you a competitive advantage over other growers.

OVER 25% INCREASE PLANT GROWTH + ENERGY SAVINGS

LED Grow Light Solutions File and Testing Report

Sample Specification Sheets:

Sample "system" for Flowering Grow Light System GS1250

Sample "system" for Vegetation Grow Light System GS400-800

LED GROW LIGHT CATALOG

Click Here or on the Catalog cover below: Independence LED Grow Light Catalog

GROW LIGHT SYSTEM


Overview and
Product Catalog
2021
MADE in USA
Cannabis + Leafy Greens

For sustainability contracting, grow lights, clean indoor air, and energy optimization, the Energy Intelligence Center provides comprehensive solutions via multiple clean-technology partners. To learn more see: https://www.cleansolutiontech.com/

Independence LED Lighting – https://www.cleansolutiontech.com/ Energy saving lights to save 50% or more over traditional lights for indoor farming as well as building illumination.

IAQ Technologies – https://www.cleansolutiontech.com/ Ultraviolet and other disinfection technologies to clean indoor air to reduce the spread of pathogens that can harm plants as well as humans.

Clean Peak Energy - https://cleanpeakenergy.us/ Algorithmic software that uses the thermal mass of your building as a "battery" to store temperature and reduce peak interval energy costs.

BuildingFit – https://buildingfit.com/ Data analytics with measurement and verification to identify areas of savings and track performance.

CROPBOX

https://cropbox.co/


CROPBOX

Supplement or alternate to Square Roots shipping container farming



How it works: 100% control over every part of the growing process.

Completely Managed from a Smartphone: Automatically keeps records and displays them as charts and graphs for constant optimization. Monitor and adjust every element of the growing system from a tablet or smartphone, including lighting, CO_2, Nutrients, PH, Air Temperature, Humidity, Fans, Water Temperature, Water Flow, Water Levels and Root Zone Temperature. Includes a Webcam, so you may view your crops from anywhere in the world.


Completely Enclosed Environment
Climate Control
CO2 Generator
Temperature Sensor
Humidity Sensor
CO2 Sensor
Fire & Flood Detection
Light Intensity Sensor
Controllers & Wireless Communicator
Webcam
Climate Control
Lighting
CO2
Nutrient
Electrical Power Consumption Monitor
Pump
PH Sensor
EC Sensor
Dosing System
Water Level Sensor
Nutrient Tank
Pump
Recirculating Water Reservoir
Lighting
Water Return
Water Distribution System

VERTICAL CROP CONSULTANTS

https://verticalcropconsultants.com/

The world's environmental landscape is ever changing. Our land and natural resources are quickly becoming depleted. Agriculture and our food sources are facing extreme challenges and uncertainty. Vertical farming helps provide real solutions to these growing problems. By growing in an enclosed environment, vertical farming will help provide a food source for people living in situations where food is hard to access or where farmland is scarce.

With the world's population increasing, we are faced with the challenge of providing more food, quicker, and with fewer resources to grow it. Out of this need, Cropbox and Vertical Crop Consultants was formed. Cropbox is a turnkey agriculture system that grows up to an acre of crops within a shipping container without the worries of weather or pests. The **Cropbox** was brought to life by Tripp Williamson while managing Williamson Greenhouses, a company his father started over 35 years ago. After years of success in the greenhouse industry and seeing the ever growing demand for vertical farming systems all over the world, Tripp saw the need to start Vertical Crop Consultants and continue to cultivate the future of food.


GET GROWING

Square Roots

https://squarerootsgrow.com/



Square Roots is a potential supplement or alternate to Cropbox for shipping container farming

Founded by Kimbal Musk, Square Roots bringing local, real food to people in cities around the world while empowering next-gen leaders in urban, indoor farming.

Our Food
We are an indoor urban farming company connecting people in cities to local, real food. Our quality fresh produce—grown without pesticides or GMOs—is available at grocery stores and restaurants in the same communities as we build our farms.

Our Technology
Square Roots is building a scalable farm-tech platform to enable the sustainable, distributed and resilient food system that our near-future needs. Our farmers work in harmony with our technology to grow real food, predictably and consistently, in any location, all year round.




Real Food for Everyone | Kimbal Musk | TEDxChicago
Kimbal Musk
Real Food Entrepreneur
TEDx
Chicago

https://www.ted.com/talks/kimbal_musk_real_food_for_everyone

BIG GREEN
REAL FOOD GROWS HERE

https://biggreen.org/

Our Learning Gardens are dynamic outdoor classrooms and productive edible gardens, installed in underserved schools around the country. We help kids dig into their education, thrive with real, nutritious foods and healthy habits, and become active participants in strengthening their communities.

They are made up of modular, raised beds and include seating and shade to make them attractive places to teach. Standing at 19 inches tall, our garden beds are the perfect size for kids to be eye level with soil and plants.

Each school and community is unique, which is why we make our gardens customizable. They are designed especially for each school by our team of landscape architects, transforming urban schoolyards into vibrant gathering places bursting with life.



Big Green was founded by Kimbal Musk

HYDROFARM® https://www.hydrofarm.com/

Hydrofarm is the nation's oldest and largest independent wholesaler and manufacturer of hydroponics equipment and grow lights.

Although we are a wholesale only vendor, you can find our products in hundreds of stores and catalogs across North America. Hydrofarm brand products are the choice of more indoor gardeners and gardening retailers than all other brands combined.

Hydrofarm is a leading distributor and manufacturer of controlled environment agriculture equipment and supplies, including high-intensity grow lights, climate control solutions, and growing media, as well as a broad portfolio of innovative and proprietary branded products. For more than 40 years, Hydrofarm has helped growers in the U.S. and Canadian markets make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

https://www.coldchain-tech.com
https://coldchain-tech.com/sentry-monitoring.html

For this indoor farming initiative, we may work with Coldchain Technology Services to enhance the ability for school staff/ administrators to easily and remotely monitor "in-farm" sensors to ensure the highest possible plant yield. The sensors may range from web-based temperature monitoring for air and hydroponic water to nutrient levels and other controlled environment agriculture (CEA) factors.

Coldchain Technology Services, located in Spring Branch, Texas, was founded in 2006 and is a Service Disabled Veteran Owned Small Business focused on providing cold chain management solutions for the storage and distribution of time temperature sensitive products. CTS qualifies as a small business under the NAICS code 322212, size standard 750. CTS operations meet or exceed current Good Manufacturing Practices (cGMP) regulatory compliance standards as outlined by the FDA and are VAAWD accredited for drug distribution and supply chain design.

The Sentry system can help you have the peace of mind knowing your expensive temperature sensitive products are being monitored at all times and you and your designated staff will be notified when your temperature systems need attention. You can now relax and focus on other things. The Sentry Monitoring System is a full featured web based platform providing wired or wireless temperature monitoring with real time alarms, compliant databases, and operator accountability at an affordable monthly fee includes calibrations & software upgrades. The only monitoring system with a call center to alert your staff during evenings, weekends, and Holidays.

EMerge® ALLIANCE https://www.emergealliance.org/

For providers and users involved in distributed generation, EMerge Alliance promotes better and more practical ways of getting the most out of direct current and the combination of both AC and DC power technologies.
We are a nonprofit, open industry association established to promote the adoption of safe, pure DC and hybrid AC/DC microgrid systems that involve on-site power generation, integration and distribution.

EMerge Alliance develops and maintains open standards that integrate renewable and non-renewable power sources, wiring infrastructures, controls and a wide variety of loads, from lighting, appliances, desktop and plug loads all the way up to building and campus level HVAC and other support equipment including the array of connected Internet of Things. We support a common platform that adds flexibility, resiliency, safety and sustainability to new and existing renovation projects.

Indoor Agriculture Nanogrid Technical Standards Committee

Indoor Agriculture & Renewable Energy

A Step Forward in Growing Sustainably

Question:

Can Renewable Energy + Storage help solve the indoor agriculture energy challenges?

Answer:

Used in the form of Microgrids, they offer transformational resiliency & sustainability as part of the "Grid of Grids"



Source: https://www.emergealliance.org/event/indoor-agriculture-technical-standards-committee-call-to-action/

JORDAN ENERGY
EMPOWERING PROGRESS

https://www.jordanenergy.org/

Jordan Energy & Food Enterprises, LLC provides best-in-class comprehensive solutions to harness the power of the sun. Solar photovoltaic (PV) panels on the roof or ground mount are a great way to generate renewable energy. Jordan Energy will design the optimal solar system for your needs to ensure that solar is an attractive financial investment.

Jordan Energy is particularly well suited to add value. The company's founder and CEO, Bill Jordan, served as **Special Assistant to the New York State Commissioner of Agriculture & Markets** from 2002-2007, and Bill has many high-level agriculture contacts both in New York and across the Americas. He was recognized by the President of Chile for six years of work improving Chilean Agricultural profitability. Bill also **teaches courses on solar** at the University of Notre Dame. Given that this project includes STEM/Nutrition education, Bill will have a cross-functional role to drive success.

TESLA
COMMERCIAL ENERGY

https://www.tesla.com/commercial



Commercial Energy



Commercial Energy
40+
6 GWh+
1,000+

Solar - Produce Energy
Install solar to start converting sunlight into clean energy and power your business at a fraction of the cost of buying from the grid. We'll take care of everything from the permitting process to installation on your site roof, ground or carports.

Storage - Fully Integrated
Megapack stores your clean energy for use anytime. Customize our all-in-one system to suit your facility – with or without solar – and lower your energy bills from day one. Your system will include battery modules, bi-directional inverters, a thermal management system and controls.

Reliability - 24/7 Monitoring
With billions of cell-hours of safe operation, our systems deliver maximum reliability from transportation to installation—including 24/7 monitoring from our Network Operations Center.

NEXII https://www.nexii.com/

TAG may engage NEXII to produce equivalent size super-insulated "containers" in lieu of metal shipping containers.

The Nexii System facilitates a total building process. Every Nexii project uses an integrated systems approach supported by exceptional quality assurance and experienced builders and technicians who guide the project from conception to completion, and help our clients achieve their original project vision.

Our leading-edge materials and patented building system leverage the power of true innovation. Each Nexii Panel becomes part of a whole system that improves construction efficiency and reduces costs. Nexii Panels seamlessly integrate services and design elements.

70% less greenhouse gas (GHG) emissions across the lifecycle of the material production and building construction process.


BUILDINGS AND CONSTRUCTION ARE THE #1 CAUSE OF THE CLIMATE CRISIS[1,2]
To solve the climate crisis, we need to solve the challenge of emissions from buildings and construction. These emissions come not just from heating and cooling, but also from the embodied carbon of materials used in construction.
TOTAL GLOBAL EMISSIONS
9% Other
22% Transportation
30% Industry
39% Buildings and Construction

NEXTEK Power Systems

https://nextekpower.com/

•Location: Detroit, MI
•Manufacturing – MADE IN USA – Buy American Act (BAA) Compliant

Nextek Power Systems is a Detroit-based proptech company dedicated to providing the power to save energy. Our systems leverage high-efficiency power converters and smart controls to optimize energy usage while drawing power from renewables, batteries, and the grid. Our technology increases the value of lighting and controls. We are the most practical and efficient solution for powering LEDs.

EMerge Alliance

Nextek is a founding and governing member of the EMerge Alliance, **"An open industry association leading the rapid adoption of safe DC power distribution in commercial buildings through the development of EMerge Alliance standards."**

Together, with the world's largest industry leaders, we are working to build a standard for delivering safe, efficient low voltage power throughout buildings. Being much more efficient than traditional methods, EMerge Standards are the clear, undeniable future. Click below for more information on why low voltage DC power is the right choice in the age of semiconductors.
Visit www.emergealliance.org.

Sustainable New Construction Practices

Direct Current Microgrids

Energy Use:	Loss with AC	Loss with DC	Avg Net SAVINGS with DC
Lighting:	12%-20% (avg 16%)	3%-6% (avg 4.5%)	11.50%
Computers:	15% -20% (avg 17.5%)	3%-6% (avg 4.5%)	13.00%
Air Conditioning:	2%-10% (avg 6%)	0% (avg 0%)	6.00%
Elec. Vehicle Charge:	3%-10% (avg 6.5%)	1%-5% (avg 3%)	3.50%
TOTAL:			34.00%

The Nextek Power hub Driver (PhD)



Typical AC System: Energy is lost at multiple points of operation


STATUS QUO
Common Building Loads (80%DC)
DC AC
2% to 10% loss
DC AC
4% to 8% Loss
DC AC
4% - 8%
Typical Conversion Loss
12% to 20% loss
15% to 20% loss
3% to 10% loss
AC
AC Bus
4% to 8% Loss
4% to 8% Loss
DC storage
AC Grid

Next Generation DC System: Energy loss is reduced at multiple points of operation


DC MICROGRID
DC / Semiconductor Based Loads
0% loss
2% to 5% loss
2% to 5% loss
3% to 6% loss
3% to 6% loss
1% to 5% loss
DC Bus
3% to 5% loss
AC Grid
0% to 2% loss
DC storage
• Higher Efficiency
• Minimal Conversion Loss
• Lower Operating Expense
• Safer
• Fewer Components
• More Reliable
• Less Real Estate
• Reduced Carbon Footprint

Energy Conservation Measures (ECM)

High ROI Energy Optimization – System Integration

SMS360, LLC was founded when an energy retrofit construction and maintenance company with a focus on 3D technology (ECSI360) merged with a global leader in the implementation and enhancement of Enterprise Asset Management (EAM) applications (Strategic Maintenance Solutions) through a mentor-protégé joint venture. Our approach to managing facilities focuses on the elimination of waste. We integrate design, construction, maintenance and operations with electronic BIM (Building Information Modeling) to FM (Facilities Management) solutions.

Environmental Construction Services, Inc. is an **8(a) Certified** construction, HVAC, energy & facilities management firm based in the Philadelphia, Pennsylvania, area. We fulfill your construction needs through quality construction and service with a focus on safety, 3D modeling, asset management and life-cycle cost analysis. Throughout the East Coast, ECSI 360's customers rely on us to solve the most complex problems through cutting edge solutions to complete both large and small scale projects.

RESEARCH

Research - US Health Trends

Food Deserts


No Car and No Supermarket Store Within a Mile
> 10 percent
5.1-10 percent
2.5-5 percent
< 2.5 percent
No data available
SOURCE: Department of Agriculture, Centers for Disease Contr

Source: https://www.vox.com/a/explain-food-america

Research – K-12 School Salad Mix

SALAD BAR ITEM	PAN SIZE	TOTAL FITS/PAN	USED (TOTAL MON–FRI)	UNIT COST	WEEKLY COST
Garbanzo Beans, USDA	1/4 Pan	61 oz	154.0	2.12	326.48
Broccoli	1/4 Pan	26 oz	38.3	3.26	124.70
Carrots	1/4 Pan	20 oz	134.1	0.66	88.51
Celery	1/4 Pan	28 oz	139.5	2.39	333.41
Chicken, diced USDA	1/4 Pan	32 oz	90.0	0.33	29.70
Corn, USDA	1/4 Pan	32 oz	111.0	0.66	73.26
Cottage Cheese	1/4 Pan	64 oz	99.2	7.09	702.97
Eggs, chopped	1/4 Pan	24 oz	61.1	1.1	67.21
Jicama	1/4 Pan	28 oz	71.3	1.1	78.46
Peas, USDA	1/4 Pan	40 oz	66.8	1.02	68.09
Peppers, green	1/4 Pan	20 oz	62.2	1.99	123.78
Potatoes, roasted	1/4 Pan	32 oz	88.0	0.86	75.68
Salad Mix - romaine	1/2 Pan	32 oz	235.3	2.73	642.37
Salad Mix - spring	(Same Pan)	8 oz	46.8	1.83	85.55
Salad, brown rice	1/4 Pan	2.5 qt	25.9	4.64	120.18
Salad, tabouli	1/4 Pan	1.5 qt	23.3	2.24	52.08
Dressing, balsamic	Bottle	24 oz	38.1	1.64	62.48
Dressing, Italian	Bottle	24 oz	33.3	1.46	48.55
Dressing, ranch	Bottle	24 oz	139.8	0.95	132.76
				TOTAL WEEKLY COST	3236.20
			22,000 Meals	APPROX. COST/SVG	0.15

Source: https://www.thelunchbox.org/fresh-food-initiatives/salad-bars/procurement

The costing example was aggregated from a week of onsite production data in 28 elementary schools for a total of 22,000 reimbursable meals served. When analyzing the actual used portion for a typical week, the cost-per-serving at the elementary level was $0.15.

Secondary school salad bar cost-per-meal averages--using the same method of accounting--were $0.35.

Salad Mix – Spring:
8 oz (half LB) = $1.83
16 oz (full LB) = $3.66
Local Grow Farms Cost of goods for Salad Mix:
$2.42 / LB with paid labor
$1.54 / LB using Student Labor approximately 416 hours per year, which is 34 hours per month.

Research – School Food Cost

School "spend" on Food/ per student:

CHICKEN NUGGETS: $0.30
BREAD ROLL: $0.12
CORN: $0.10
SALAD: $0.12
FRUIT: $0.13
MILK: $0.20
TOTAL: $0.97
Source: https://www.canr.msu.edu/foodsystems/uploads/files/cost-of-school-lunch.pdf

Weekly spend on salad / student: $0.60
Monthly spend on salad / student: $2.40
School season (9 months) spend on salad / student: $21.60
High School with 1,600 students (400 per grade)
Annual spend on salad: $34,560

Research - US Vegetable Deficiency

VEGGIES are the key…but Americans are not eating enough

American diets are out of balance with dietary recommendations

In 2012, Americans consumed more than the recommended share of meat and grains in their diets but less than the recommended share of fruit, dairy, and vegetables


Percent
140
120
100
80
60
40
20
0
MyPlate Recommendations1
Meat
Grains
Vegetables
Dairy
Fruit
Vegetable deficiency: About 40%

Note: Rice and durum flour data were discontinued and thus are not included in the grains group. Food availability data serve as proxies for food consumption.

[1] Data based on a 2,000-calorie diet.

Source: Calculated by ERS/USDA based on data from various sources (see Loss-Adjusted Food Availability Documentation). Data as of February 2014.

Research - US Food "Plate"

VEGGIES are the key!

The new food pyramid is a plate
The USDA once encouraged healthy eating with its iconic food pyramids, with grains at the bottom and fats and sweets at the top.

In 2011, the department dropped its pyramid in favor of this plate — officially called MyPlate. The idea is to make your plate look like MyPlate: about half fruits and **veggies**, with some grains, protein, and low-fat dairy, such as milk or yogurt. The guidelines also come with several tips, including to strive to eat whole grains, watch portion sizes, and drink water instead of sugary beverages.


Fruits
Grains
Dairy
Vegetables
Protein
ChooseMyPlate.gov

Research – Controlled Environment Agriculture

Indoor Farming – University Innovation

2020: Arizona State University professor developing new vertical farming option for grocery stores. The 320-square-foot space can produce 1,200 heads of lettuce per month — the equivalent of two acres of farmland production. Traditionally, it takes lettuce 30 days to grow to maturity. Chen's system produces a mature head in three weeks. It also doesn't depend on climate. And the system uses 95% less water than traditional agriculture.



He takes food waste from the campus and grows lettuce, which goes back to ASU Dining Services. "We want to achieve zero waste at ASU," Chen said. He plans to expand operations to the other campuses. He is also in talks with grocery chains Fry's and Kroger right now. Fry's is interested in putting the system in their parking lots to use their food waste. "The customer can actually see what's going on," he said. No pesticides, no chemicals or artificial fertilizers are used. It's completely organic. And, he adds, "You pretty much don't emit any greenhouse gas emissions." The process is called anaerobic digestion. Certain bacteria under a certain temperature with the proper pH will break down the carbon chain in food waste and feed the carbon into the biogas. (Biogas is a mixture of CO2 and methane.) You can combust the methane for energy to run the unit and heat it to keep growing conditions optimal.

1,200 heads / month x 12 month = 14,400 heads/year
Floor area 320 sq ft
14,400 / 320 = 45 heads per year/sq ft.

Source: https://www.pinalcentral.com/business_and_technology/asu-professor-developing-new-vertical-farming-option-for-grocery-stores/article_eefa1b2d-bf4f-5f51-b182-ed7dd41b1171.html

Indoor Farming


Revenue — All Operations
(Profitable & Not Profitable)
Revenue per sqft
$21.15 avg
Hydroponics
$6.67
$42.86
$53.89 avg
Aquaponics
$5.20
$100
$41.16 avg
Indoor Vertical Farm
$2.13
$100
$20.06 avg
Glass or Poly Greenhouse
$1.00
$50.91

Source: https://www.cropscience.bayer.com/sites/cropscience/files/inline-files/stateofindoorfarming-report-2017_0.pdf

Research – Controlled Environment Agriculture

Cost of a commercial vertical farm (further outlined in Appendix A)
Upfront Costs ($1.30 / lb): It is estimated that AeroFarms' **69,000 square foot facility** in Newark, New Jersey cost **$39 million and can grow 2 million pounds of greens annually**.
Upfront cost per sq ft: $565,217

Similar to the greenhouse outlined above, a 15-year straight-line depreciation of the upfront costs is used, with no remaining residual value, or $2.6 million of annual depreciation.

Based on $2.6 million of annual depreciation and 2 million pounds of annual growth, depreciation of the upfront costs is allocated at $1.30 per pound of production.
Growing Costs ($1.57 / lb): In the case of the greenhouse above, **the growing costs included $1.10 per pound of people costs and all other costs were $0.42 per pound**. I assumed that all other costs were $0.42 per pound, whether in a greenhouse of vertical farm. Some may argue the costs of power are more in a vertical farm, as there is no natural light. However, based on location there may be higher costs in a greenhouse for cooling or heating. In either case, the people costs are likely to far outweigh all other costs.

In the greenhouse case, 2 million pounds of greens are expected to be grown by a staff of 55 full-time employees, at an assumed all-in cost per employee of $40,000, or a total of $2.2 million in annual employee costs. Per the website https://craft.co/aerofarms, AeroFarms has 87 people on staff as of February 2019. As the 69,000 square foot facility is being analyzed; which represents 66% of AeroFarms total farm square footage, 66% of the staff or 58 people were allocated toward the farm. Using the same all-in cost per employee as the greenhouse, total employee costs are $2.3 million. Based on 2 million pounds of production, employee costs are $1.15 per pound. By adding the $1.15 per pound of growing costs to the all other costs of $0.42 per pound, I arrived at an **all-in growing cost of $1.57 per pound of production**.

Delivery/Transport Costs ($0.20 / lb): Delivery and transport costs were assumed to be equal to those of a greenhouse, as outlined above.
Based on the above, the **all-in delivered cost of a pound of greens grown in a vertical farm is estimated to be $3.07 per pound.**

Cost conclusion: My comparative analysis and research above between costs of growing in a greenhouse versus a vertical farm shows an unexpected conclusion. Whereas the initial hypothesis was that the ongoing costs of growing in a vertical farm would be less than those of growing in a greenhouse, the research and analysis shows today it is more expensive to grow in a vertical farm. **The upfront costs of a vertical farm are more than 2x those of a greenhouse on a per pound of production basis, but no higher**. Commercial greenhouses have been around since the 1920's yet commercial vertical farming is a relatively new area of farming. Per the USDA's 2015 Floriculture Crop Summary there is 409 million square feet of commercial greenhouse space in the United States. In contrast, the largest vertical farm analyzed in this document is Oasis Biotech's 215 thousand square foot vertical farm in Las Vegas, Nevada.
The all-in costs of growing in a greenhouse or vertical farm today are relatively close, yet each is still multiples of the all-in cost of growing on a conventional outdoor farm. Technological innovation is happening in all areas of farming and will bring down all costs and improve the quality of product over time. Which form of farming is likely to have the most innovation is unclear. What is clear however is that with today's technology it is possible to deliver locally grown greens to the mass market at a price that is competitive with other offerings through all seasons of the year.

Source: https://agfundernews.com/the-economics-of-local-vertical-and-greenhouse-farming-are-getting-competitive.html

Research – Grocery Stores that Grow Vegetables on Site

December 2019: Grocery Stores Near Seattle Are Getting Vertical Farms

QFC, a Kroger chain, has added mini-farms to two of its supermarkets and will roll out 13 more in stores around Washington and Oregon. Teaming partner: Infarm, a six-year-old startup based in Germany, installed modular vertical farms in two of QFC's Seattle-area grocery stores, in Bellevue and Kirkland, Washington. In these mini-farms, which use a hydroponic farming method, nine varieties of lettuce and herbs are stacked in rows and grown in nutrient-rich water until they are mature enough to be sold in bunches to customers, roots and all.



Source: https://www.bloomberg.com/news/articles/2019-12-12/vertical-farms-are-coming-to-u-s-grocery-stores + https://www.fastcompany.com/3058155/at-this-supermarket-the-produce-section-grows-its-own-produce

Note: This project is a great first step as the first in the U.S. to incorporate in-store vegetable production. It is at a much smaller scale (with standup cabinet farming) than the 11,750 sq ft farm proposed for the Hub. This QFC project also does not include the fish production side of the Aquaponics, the Biowaste to Energy technology, or the other energy efficiency measures proposed for the Hub.



Once in a generation U.S. Federal Spending

FOMO WORLDWIDE, INC. is well positioned as a GSA schedule business and with its clean technology business, its patents, and multiple strategic partners to secure significant funding from key aspects of the Biden Administration's $1.2 Trillion Bipartisan Bill and the $1.75 Trillion Build Back Better Bill. FOMO's Sales Verticals are developed to attract federal funding as well as stand as viable business models.

The breakdown of the federal spending is from Investopedia on 11/6/2021, following the historic vote by congress Friday 11/5/2021 to pass the bipartisan bill. Source: https://www.investopedia.com/here-s-what-s-in-the-usd1-trillion-infrastructure-bill-passed-by-the-senate-5196817

Infrastructure: What's in the $1.2 Trillion Bipartisan Bill

The 2,702-page bipartisan bill, which has not changed, contains just $550 billion in new spending. The $1.2 trillion figure comes from including additional funding normally allocated each year for highways and other infrastructure projects. The new spending includes:[8]

$110 billion for roads and bridges. In addition to construction and repair, the funding also helps pay for transportation research at universities, funding for Puerto Rico's highways, and "congestion relief" in American cities.

$66 billion for railroads. Funding includes upgrades and maintenance of America's passenger rail system and freight rail safety, but nothing for high-speed rail.

$65 billion for the power grid. The bill would fund updates to power lines and cables, as well as provide money to prevent hacking of the power grid. Clean energy funding is also included.

$65 billion for broadband. Includes funding to expand broadband in rural areas and in low-income communities. Approximately $14 billion of the total would help reduce Internet bills for low-income citizens.

$55 billion for water infrastructure. This funding includes $15 billion for lead pipe replacement, $10 billion for chemical cleanup, and money to provide clean drinking water in tribal communities.

$47 billion for cybersecurity and climate change. The Resilience Fund will protect infrastructure from cybersecurity attacks and address flooding, wildfires, coastal erosion, and droughts along with other extreme weather events.

$39 billion for public transit. Funding here provides for upgrades to public transit systems nationwide. The allocation also includes money to create new bus routes and help make public transit more accessible to seniors and disabled Americans.

$25 billion for airports. This allocation provides funding for major upgrades and expansions at U.S. airports. Air traffic control towers and systems would receive $5 billion of the total for upgrades.

$21 billion for the environment. These monies would be used to clean up superfund and brownfield sites, abandoned mines, and old oil and gas wells.

$17 billion for ports. Half of the funds in this category would go to the Army Corps of Engineers for port infrastructure. Additional funds would go to the Coast Guard, ferry terminals, and reduction of truck emissions at ports.

$11 billion for safety. Appropriations here are to address highway, pedestrian, pipeline, and other safety areas with highway safety getting the bulk of the funding.

$8 billion for western water infrastructure. Ongoing drought conditions in the western half of the country will be addressed through investments in water treatment, storage, and reuse facilities.

$7.5 bill for electric vehicle charging stations. The Biden administration asked for this funding to build significantly more charging stations for electric vehicles across the nation.

$7.5 billion for electric school buses. With an emphasis on bus fleet replacement in low-income, rural, and tribal communities, this funding is expected to allow those communities to convert to zero-emission buses.

Build Back Better: What's in the $1.75+ Trillion Scaled-Down Democratic Proposal

The outline below shows what has survived negotiations (so far) and what has not.[9]

What's In

$400 billion for childcare and universal preschool. The plan is designed to save most American families more than half of their spending on childcare by providing two years of free preschool for every 3- and 4-year-old in America and additional funding for childcare.

Family and medical leave. Permanently authorizes the first-ever national paid family and medical leave guarantee for U.S. workers that provides up to four weeks of paid leave.

$200 billion for Child Tax Credit and Earned Income Credit. The proposal extends the expanded Child Tax Credit for one year and provides additional funds to extend the expanded Earned Income Tax Credit.

$150 billion for home care. This funding expands home care for older people and those with disabilities.

$150 billion for housing. The plan invests in affordable housing, including construction and rehabilitation of homes, as well as investments in rental assistance and housing vouchers.

$40 billion higher ed and workforce development. The legislation will increase Pell grants and provide post-high school education opportunities including apprenticeship programs for underserved communities.

$25 billion for the Small Business Committee. This provides for small business access to credit, investment, and markets.

$90 billion for equity and other investments. Spending in this area will be designed to achieve equity through investments in maternal health, community violence interventions, and nutrition according to the White House.

$5 billion in supply chain investments. These investments will be designed to safeguard our economy and support domestic job growth.

$10 billion to support child nutrition. This investment will help expand eligibility and eliminate paperwork so more children can receive free school meals.

State and Local Tax (SALT) deduction relief. Accomplished by increasing and applying the cap over the long-term, allowing states and counties to raise more revenue to deliver essential public services.

Agreement to lower prescription drugs costs. The compromise plan would reduce the price of insulin and halt drug price hikes above inflation, which affects all Americans. Older Americans in particular would benefit from Medicare's ability to negotiate prescription drug prices in its Part B and Part D program. In addition, the compromise limits Medicare out-of-pocket copays and caps drug costs for Medicare recipients at $2,000 per year.

$130 billion in ACA credits. This money will be used to expand affordable healthcare coverage, reduce premiums for more than 9 million Americans, and deliver healthcare to uninsured people in states that are not enrolled in expanded Medicaid coverage.

$35 billion Medicare hearing coverage. While dental and vision coverage did not make the cut, Medicare recipients will have coverage for hearing aids and hearing tests. The funding will also cover nursing home transparency and staffing standards, and bolster funding for the Elder Justice Act program.

$550+ billion for clean energy and climate. The plan proposes cutting greenhouse gas pollution by over a gigaton in 2030, reducing consumer energy costs, helping to create more clean air and water, and creating hundreds of thousands of jobs.

Corporate alternative minimum tax. A 15% minimum tax on companies whose financial statements show at least $1 billion in profit—proposed by Senators Elizabeth Warren (D., Mass.), Angus King (I., Maine) and Ron Wyden (D., Ore.)—has been added to the current Build Back Better legislation to help fund it.

$100 billion for immigration. This is part of the framework, but also separate since it requires a ruling by the Senate parliamentarian. This would constitute an investment to reform the immigration system, reduce backlogs, expand legal representation, and make border processing more efficient and humane.

Highlights relative to TAG's Primary Offering and Sales Verticals. Please note that the "glue" or shared DNA across each of the verticals is the focus on agriculture.

AgtechAi – Platform to Optimize Food Supply Chain Production, Transportation and Waste Reduction
$110 billion for roads and bridges. In addition to construction and repair, the funding also helps pay for transportation research at universities, funding for Puerto Rico's highways, and "congestion relief" in American cities.
$8 billion for western water infrastructure. Ongoing drought conditions in the western half of the country will be addressed through investments in water treatment, storage, and reuse facilities.
$5 billion in supply chain investments. These investments will be designed to safeguard our economy and support domestic job growth.
TAG's AgtechAi will reduce the distance from farm to table which reduces the wear and tear on roads and bridges from trucking. TAG's solution also reduces the major problem of water availability since indoor hydroponic farming uses 90% less water than traditional outdoor farming.

Agtech Academy – Job Training and K-12 Public School Nutrition Education
$40 billion higher ed and workforce development. The legislation will increase Pell grants and provide post-high school education opportunities including apprenticeship programs for underserved communities. **$90 billion for equity and other investments.** Spending in this area will be designed to achieve equity through investments in maternal health, community violence interventions, and nutrition according to the White House.
TAG's Agrarian Tech Academy includes job training, apprenticeships at TAG facilities or partner facilities, and nutrition education.

Local Grow Farms – Shipping Container farms for salad mix at K-12 Public Schools + Food Desert Grocery Stores that grow vegetables on site.
$10 billion to support child nutrition. This investment will help expand eligibility and eliminate paperwork so more children can receive free school meals.
TAG's Local Grow Farms includes on-site farming at schools to reduce the cost for schools to feed students fresh vegetables.

Biowaste Center – Conversion of Food Waste into construction materials
$550+ billion for clean energy and climate. The plan proposes cutting greenhouse gas pollution by over a gigaton in 2030, reducing consumer energy costs, helping to create more clean air and water, and creating hundreds of thousands of jobs.
TAG's Biowaste Center reduces the CO_2e (carbon and methane) from landfills that contribute to greenhouse gas emissions.

CO_2e Capture – Cost effective carbon sequestration
$550+ billion for clean energy and climate. The plan proposes cutting greenhouse gas pollution by over a gigaton in 2030, reducing consumer energy costs, helping to create more clean air and water, and creating hundreds of thousands of jobs.
TAG's CO_2e Capture reduces the CO_2e by sequestering the converted food waste into construction materials such as sand for concrete.

Oparity – Affordable Food for Families to reduce food waste
$130 billion in ACA credits. This money will be used to expand affordable healthcare coverage, reduce premiums for more than 9 million Americans, and deliver healthcare to uninsured people in states that are not enrolled in expanded Medicaid coverage.
TAG's Oparity increases health by making vegetables more affordable for the underserved communities. Spending money on healthcare without treating a key source problem, which is lack of affordable healthy food, does not solve the problem over the long term.

UPDATE: **Thursday November 18, 2021: The House Just Passed Biden's Build Back Better Bill. Here's What's In It**
Source: https://time.com/6121415/build-back-better-spending-bill-summary/

Here are seven of the current bill's most significant provisions.

$555 billion to fight climate change

The biggest sum of money in the bill is set aside for climate-related provisions, which the White House hopes will allow Biden to deliver on his goal to halve carbon emissions by 2030. The bulk of clean energy spending—$320 billion—comes in the form of tax credits for companies and consumers that install solar panels, improve the energy efficiency of buildings and purchase electric vehicles. The Biden Administration says the tax breaks could cut the overall cost of installing rooftop solar panels by around 30%, as well as lower the cost of electric vehicles by $12,500. The bill also provides financial incentives for U.S. manufacturing of clean energy technologies, with the goal that more wind turbines and solar panels will be made domestically through a combination of grants, loans and tax credits. Spending also goes towards the creation of a Civilian Climate Corps that would provide some 300,000 jobs to restore forests and wetlands and guard against the effects of rising temperatures—similar to the New Deal-era Civilian Conservation Corps, which was championed at the time as an economic development and environmental plan, but criticized by organized labor groups.

$400 billion for universal pre-K

The bill directs money to providing free universal preschool for all three and four year olds, which the White House has dubbed the largest expansion in education programs since the creation of public high school.

Under the universal preschool plan, parents will be able to send their children to a public school or childcare program of their choice. The effort is part of Biden's larger plan to ease the financial burdens facing millions of American families, particularly low-income parents with children. Families that earn less than $300,000 annually, for instance, will pay no more than 7% of their income on child care for kids under age six, according to the bill.

$200 billion for child tax credits

The bill grants a one-year extension of the pandemic-era child tax credit, which provides parents with $300 every month per child under age six and $250 every month per child ages six to 17. Families that do not earn enough money to qualify for income tax liability will be eligible to continue receiving the full child tax credit beyond the one-year period.

$200 billion for 4 weeks of paid leave

The bill creates a permanent, comprehensive national paid leave program that gives employed workers—including those who are self-employed—four weeks of paid family and medical leave, which can be used for caregiving or personal illness. If this provision becomes law, workers who request paid leave starting in 2024 will receive a percentage of their income starting at about 90% and scaling down for higher earners.

Currently, the U.S. is one of few industrialized nations without a national paid leave program for new parents. According to the Bureau of Labor Statistics, as of March 2021, just 23% of civilian workers in the U.S. had access to paid family leave and 89% had access to unpaid family leave.

Although the paid leave provision passed the House, it faces an uphill battle in the Senate against Sen. Manchin, a key centrist who said he opposes passing a major policy like this through a spending bill.

$165 billion on healthcare spending

Touted by the White House as the biggest expansion of affordable health care in a decade, the spending bill reduces health care premiums under the Affordable Care Act and expands Medicare coverage to include hearing benefits. Premiums for those who buy insurance through the Affordable Care Act marketplace will be around $600 less per person each year, so that a family of four earning $80,000 annually would save roughly $246 per month on health insurance premiums, the White House says.

Officials hope the savings will make it easier for those who are currently uninsured to gain health insurance. The spending plan also closes the Medicaid coverage gap, allowing uninsured people whose states have locked them out of Medicaid to receive health care coverage without paying a monthly premium.

The Build Back Better bill also delivers a compromise for taking on Big Pharma over rising drug prices: It would restrict how much drugmakers can increase their prices each year and set an annual limit on out-of-pocket spending, but only after those drugs have been on the market for about a decade.

That means drug companies could still charge an enormous amount for new drugs, with price regulation taking effect nine years later for most common medications and 13 years later for more complicated drugs. Out-of-pocket costs for insulin—a protein hormone used to treat diabetes—would be capped at $35 for a 30-day supply, significantly lower than current costs, starting in 2023.

$150 billion to expand affordable home care

The plan provides funding for a Medicaid program that supports in-home health care, helping to reduce a backlog of people waiting to receive subsidized home care and improve wages for providers. Thousands of seniors and disabled Americans have been unable to receive care they need, including more than 800,000 on state Medicaid waiting lists, the White House says. Many home care issues have been exacerbated by the COVID-19 pandemic.

$150 billion for affordable housing

Increased spending on housing affordability will go towards building more than 1 million new rental and single-family homes. The bill aims to reduce cost pressures by providing rental and down payment assistance through an expanded voucher program.

According to the National Low Income Housing Coalition, around 70% of all extremely low income families pay more than half their income on rent, and over 580,000 Americans currently experience homelessness.